Exhibit 99.1

Amplify Energy Announces Appointment of Chief Financial Officer

HOUSTON, April 17, 2023 — Amplify Energy Corp. (“Amplify” or the “Company”) (NYSE: AMPY) today announced that James (“Jim”) Frew has joined the Company as Senior Vice President and Chief Financial Officer.

Martyn Willsher, President and Chief Executive Officer, commented, “I have known and respected Jim as an industry leader for a number of years, and I am excited to welcome him to the Amplify team. Jim’s extensive oil and gas experience and depth of financial expertise will be a great asset to our organization and will enable us to deliver additional value to our shareholders.”

Prior to joining Amplify, Mr. Frew was a partner at Sentinel Petroleum from March 2022 to April 2023.  Previously, Mr. Frew served as Executive Vice President and Chief Financial Officer of Riviera Resources, Inc. from August 2018 to October 2020, and as Linn Energy’s Vice President of Marketing and Midstream from May 2014 to August 2018 and Director of Business Development, Strategy and Planning from May 2011 to May 2014.  From August 2002 to May 2011, Mr. Frew held several roles in the Natural Resources division of the J.M. Huber Corporation.  Mr. Frew started his career as a management consultant at the Parthenon Group. Mr. Frew holds a Bachelor of Arts in Economics and Political Science from Williams College.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and production of oil and natural gas properties. Amplify’s operations are focused in Oklahoma, the Rockies (Bairoil), federal waters offshore Southern California (Beta), East Texas / North Louisiana, and the Eagle Ford (Non-op). For more information, visit www.amplifyenergy.com.

Investor Relations Contacts

Martyn Willsher – President and Chief Executive Officer

(832) 219-9047

martyn.willsher@amplifyenergy.com

Michael Jordan – Director, Finance and Treasurer

(832) 219-9051

michael.jordan@amplifyenergy.com